Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-125241) and the related prospectus of Nabi Biopharmaceuticals; and

(2)	Registration Statements (Forms S-8 No. 333-115691, No. 333-115688, No. 333-109017, No. 333-38864, No. 333-38868, No. 333-95269, No. 333-56037, No. 333-56071, No. 033-65069, No. 033-60795, No. 333-134954, No. 333-143238 and No. 333-143239) pertaining to various employee-related plans of Nabi Biopharmaceuticals;

of our reports dated March 11, 2009, with respect to the consolidated financial statements and schedule of Nabi Biopharmaceuticals and the effectiveness of internal control over financial reporting of Nabi Biopharmaceuticals, included in this Annual Report (Form 10-K) for the year ended December 27, 2008.

/s/ Ernst & Young LLP

McLean, Virginia

March 11, 2009